Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  Mark Wilterding, 949-250-6826

EDWARDS LIFESCIENCES REPORTS THIRD QUARTER RESULTS
IRVINE, Calif., October 27, 2021 — Edwards Lifesciences (NYSE: EW) today reported financial results for the quarter ended September 30, 2021.
Third Quarter Highlights and 2021 Outlook
•Sales grew 15 percent to $1.3 billion; underlying1 sales grew 14 percent
•TAVR sales grew 15 percent; underlying 14 percent
•U.S. TAVR sales grew 12 percent; OUS approximately 20 percent
•Full year 2021 sales guidance range unchanged
•Q3 EPS was $0.54; full year EPS guidance remains unchanged
•Continued progress on five pivotal trials in TMTT

“Third quarter sales increased 15 percent versus the year-ago period, despite the pronounced impact of the Delta variant in the U.S.,” said Michael A. Mussallem, chairman and CEO. “We believe some procedures were unfortunately deferred in the third quarter, and we expect many of these patients who deferred treatment will be treated in the future. We continue to expect total company sales growth to be in the high-teens for the full year.”
Third Quarter 2021 Results
Sales for the quarter ended September 30, 2021, were $1.3 billion, up 15 percent over the prior year, or 14 percent on an underlying basis. All four product groups delivered strong sales growth. Diluted and adjusted earnings per share for the quarter were $0.54.
Transcatheter Aortic Valve Replacement (TAVR)
For the quarter, the company reported TAVR sales of $858 million, a year-over-year increase of 15 percent on a reported basis, or 14 percent on an underlying basis. TAVR sales were negatively impacted in the last two months of the third quarter due to the significant impact COVID had on hospital resources. Globally, the company's average selling prices and market position were stable.
Outside the U.S., in the third quarter, Edwards' TAVR sales grew approximately 20 percent on a year-over-year basis, and the company continues to be encouraged by the strong international adoption of TAVR broadly in all regions.

The company remains confident that the global TAVR opportunity will exceed $7 billion by 2024, implying a low double digit compound annual growth rate.
Transcatheter Mitral and Tricuspid Therapies (TMTT)
Edwards progressed during the quarter in the enrollment of five pivotal trials across the company’s differentiated portfolio of technologies to support patients suffering from mitral and tricuspid regurgitation. The company continues to build a body of compelling clinical evidence and remains on track for U.S. approval of the PASCAL platform for patients with degenerative mitral regurgitation late next year.
Third quarter TMTT sales were $22 million, driven by continued adoption of the PASCAL platform in Europe.
Edwards continues to estimate that the global TMTT opportunity will triple to approximately $3 billion by 2025. The company remains committed to transforming the treatment of patients with mitral and tricuspid valve disease around the world.
Surgical Structural Heart and Critical Care
Surgical Structural Heart sales for the quarter were $217 million, up 7 percent compared to the third quarter of 2020, or 6 percent on an underlying basis. The growth was driven by steady adoption of the company’s premium RESILIA technologies around the world.
Critical Care sales were $213 million for the quarter, representing an increase of 18 percent versus the third quarter of 2020, or 17 percent on an underlying basis. Sales growth was driven by contributions from all product lines, led primarily by strong HemoSphere platform sales in the U.S., as hospital capital spending continued to recover.
Additional Financial Results
For the quarter, the adjusted gross profit margin was 76.3 percent, compared to 75.5 percent in the same period last year.
Selling, general and administrative expenses in the third quarter were $364 million, or 27.8 percent of sales, compared to $307 million in the prior year. This increase was primarily driven by personnel-related costs and increased commercial activities compared to the COVID-impacted prior year.
Research and development expenses in the third quarter grew 22 percent to $238 million, or 18.2 percent of sales, compared to $196 million in the prior year.  This increase was primarily the result of continued investments in transcatheter innovations, including increased clinical trial activity.
Free cash flow for the third quarter was $471 million, defined as cash flow from operating activities of $532 million, less capital spending of $61 million. Year-to-date free cash flow was $1.1 billion.
Cash and investments totaled $3.1 billion as of September 30, 2021.  Total debt was $596 million.

Outlook
Overall, the company still expects full year 2021 sales to fall within the previous guidance range of $5.2 to $5.4 billion and adjusted earnings per share guidance at the high end of $2.07 to $2.27.
For the fourth quarter of 2021, the company projects sales to be between $1.30 and $1.38 billion, including TAVR between $850 and $910 million, and adjusted EPS of $0.53 to $0.59.

“We are very pleased with our strong year-to-date performance despite headwinds associated with the pandemic, and we remain optimistic about our long-term growth opportunity,” said Mussallem. “We remain confident that the innovative therapies resulting from our investments will benefit a broader group of patients suffering from structural heart disease and continue to drive strong organic growth.”
2021 Investor Conference
As previously announced, Edwards will host its annual 2021 Investor Conference on December 8th at the company's corporate headquarters in Irvine, California. Discussion topics will include Edwards' focused innovation strategy, product pipeline, and financial outlook for 2022. The conference will be hosted onsite with appropriate safety precautions as well as available via webcast. For more information, please visit the "Investor Relations" section of the Edwards web site at ir.edwards.com.
About Edwards Lifesciences
Edwards Lifesciences is the global leader of patient-focused innovations for structural heart disease and critical care monitoring. We are driven by a passion for patients, dedicated to improving and enhancing lives through partnerships with clinicians and stakeholders across the global healthcare landscape. For more information, visit Edwards.com and follow us on Facebook, Instagram, LinkedIn, Twitter and YouTube.
Conference Call and Webcast Information
Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its third quarter results.  To participate in the conference call, dial (877) 704-2848 or (201) 389-0893.  The call will also be available live and archived on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “potential,” “predict,” "early clinician feedback," “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident”  or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, treatment of patients whose procedures were deferred as a result of COVID, fourth quarter and full year 2021 financial guidance, statements regarding the TAVR and TMTT opportunity, the compounded annual growth rate for the company and TAVR, statements regarding transforming patient treatment for TAVR and TMTT, approvals, clinical outcomes, adoption, and the information in the Outlook section.  No inferences or assumptions should be made from statements of past performance, efforts, or results which may not be indicative of future performance or results. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain, difficult to predict, and may be outside of the company’s control.  The company's forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.
Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include risk and uncertainties associated with the COVID pandemic, clinical trial or commercial results or new product approvals and therapy adoption; unpredictability of product launches; competitive dynamics; changes to reimbursement for the company's products; the company’s success in developing new products and avoiding manufacturing and quality issues; the impact of currency exchange rates; the timing or results of R&D and clinical trials; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation impacts or expenses; and other risks detailed in the company's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2020, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, and its other filings with the SEC. These filings, along with important safety information about our products, may be found at edwards.com.
Edwards, Edwards Lifesciences, the stylized E logo, HemoSphere, PASCAL, and RESILIA are trademarks of Edwards Lifesciences Corporation or its affiliates. All other trademarks are the property of their respective owners. This statement is made on behalf of Edwards Lifesciences Corporation and its subsidiaries.

[1] “Adjusted” amounts are non-GAAP items. “Underlying” growth rates in this press release exclude foreign exchange fluctuations and include the prior year sales results of a business acquired as if the acquisition had occurred at the beginning of the earliest period presented. Adjusted earnings per share is a non-GAAP item computed on a diluted basis and in this press release also excludes intellectual property litigation expenses, amortization of intangible assets, and fair value adjustments to contingent consideration liabilities arising from acquisitions. See “Non-GAAP Financial Information” and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$1,310.2	$1,140.9	$3,902.8	$3,194.6
Cost of sales	311.7	281.0	939.4	784.3

Gross profit	998.5	859.9	2,963.4	2,410.3

Selling, general, and administrative expenses	364.4	307.2	1,069.7	889.9
Research and development expenses	238.0	195.5	670.3	565.0
Intellectual property litigation expenses, net	4.7	8.4	13.5	400.8
Change in fair value of contingent consideration liabilities	1.1	(9.0)	(106.0)	8.4

Operating income	390.3	357.8	1,315.9	546.2

Interest expense (income), net	0.8	(0.8)	1.5	(7.1)
Other income, net	(1.4)	(5.7)	(11.3)	(7.3)

Income before provision for income taxes	390.9	364.3	1,325.7	560.6

Provision for income taxes	50.8	39.1	157.9	46.7

Net income	$340.1	$325.2	$1,167.8	$513.9

Earnings per share:
Basic	$0.55	$0.52	$1.87	$0.83
Diluted	$0.54	$0.52	$1.85	$0.82

Weighted-average common shares outstanding:
Basic	623.6	622.1	623.0	622.3
Diluted	631.7	631.0	631.0	628.8

Operating statistics
As a percentage of net sales:
Gross profit	76.2%	75.4%	75.9%	75.4%
Selling, general, and administrative expenses	27.8%	26.9%	27.4%	27.9%
Research and development expenses	18.2%	17.1%	17.2%	17.7%
Operating income	29.8%	31.4%	33.7%	17.1%
Income before provision for income taxes	29.8%	31.9%	34.0%	17.5%
Net income	26.0%	28.5%	29.9%	16.1%

Effective tax rate	13.0%	10.7%	11.9%	8.3%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	September 30, 2021	December 31, 2020
ASSETS

Current assets
Cash and cash equivalents	$1,506.9	$1,183.2
Short-term investments	287.8	219.4
Accounts receivable, net	600.6	514.6
Other receivables	63.6	88.2
Inventories	737.8	802.3
Prepaid expenses	76.9	75.1
Other current assets	241.9	208.2
Total current assets	3,515.5	3,091.0

Long-term investments	1,282.0	801.6
Property, plant, and equipment, net	1,464.6	1,395.2
Operating lease right-of-use assets	84.8	94.2
Goodwill	1,170.4	1,173.2
Other intangible assets, net	325.3	331.4
Deferred income taxes	184.0	230.9
Other assets	133.7	119.6

Total assets	$8,160.3	$7,237.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$942.3	$866.7
Operating lease liabilities	24.2	27.2
Total current liabilities	966.5	893.9

Long-term debt	595.5	595.0
Contingent consideration liabilities	80.1	186.1
Taxes payable	190.2	215.3
Operating lease liabilities	64.4	72.7
Uncertain tax positions	245.4	214.4
Litigation settlement accrual	201.4	233.0
Other liabilities	275.5	252.4
Total liabilities	2,619.0	2,662.8

Stockholders’ equity
Common stock	641.2	636.4
Additional paid-in capital	1,643.1	1,438.1
Retained earnings	5,732.8	4,565.0
Accumulated other comprehensive loss	(155.4)	(161.1)
Treasury stock, at cost	(2,320.4)	(1,904.1)
Total stockholders’ equity	5,541.3	4,574.3

Total liabilities and stockholders’ equity	$8,160.3	$7,237.1

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the term “underlying" when referring to non-GAAP sales and sales growth information, which excludes currency exchange rate fluctuations and includes the impact of acquisitions. The Company uses the term “adjusted” to also exclude intellectual property litigation expenses, amortization of intangible assets, and fair value adjustments to contingent consideration liabilities arising from acquisitions.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Fluctuations in currency exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of currency exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of the fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis, as adjusted, for the items identified above due to the inherent difficulty in forecasting such items without unreasonable efforts. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

Intellectual Property Litigation Expenses, net - The Company incurred net intellectual property litigation expenses of $6.4 million and $12.5 million in the first quarter of 2021 and 2020, respectively, $2.4 million and $12.0 million in the second quarter of 2021 and 2020, respectively, and $4.7 million and $8.4 million in the third quarter of 2021 and 2020, respectively.

Change in Fair Value of Contingent Consideration Liabilities - The Company recorded income of $4.5 million and $2.2 million in the first quarter of 2021 and 2020, respectively, income of $102.6 million and expense of $19.6 million in the second quarter of 2021 and 2020, respectively, and expense of $1.1 million and income of $9.0 million in the third quarter of 2021 and 2020, respectively, related to changes in the fair value of its contingent consideration liabilities arising from acquisitions.

Amortization of Intangible Assets - The Company recorded amortization expense related to developed technology and patents in the amount of $1.1 million and $1.7 million in the first quarter of 2021 and 2020, respectively, $3.3 million and $1.3 million in the second quarter of 2021 and 2020, respectively, and $1.7 million and $1.0 million in the third quarter of 2021 and 2020, respectively.

Litigation Settlement - In the second quarter of 2020, the Company recorded a $367.9 million charge to settle certain patent litigation related to transcatheter mitral and tricuspid repair products.

Provision for Income Taxes - The income tax impact of the expenses and gains discussed above is based upon the items' forecasted effect upon the Company's full year effective tax rate. Adjustments to forecasted items unrelated to these expenses and gains, as well as impacts related to interim reporting, will have an effect on the income tax impact of these items in subsequent periods.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

	Three Months Ended September 30, 2021
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$1,310.2	76.2%	$390.3	$340.1	$0.54	13.0%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses, net	—	—	4.7	3.5	0.01	0.1
Change in fair value of contingent consideration liabilities	—	—	1.1	1.1	—	—
Amortization of intangible assets	—	0.1	1.7	1.5	—	—
Prior period ongoing tax impacts	—	—	—	(3.2)	(0.01)	0.8
Adjusted	$1,310.2	76.3%	$397.8	$343.0	$0.54	13.9%

	Three Months Ended September 30, 2020
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$1,140.9	75.4%	$357.8	$325.2	$0.52	10.7%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses, net	—	—	8.4	6.6	0.01	0.3
Change in fair value of contingent consideration liabilities	—	—	(9.0)	(8.1)	(0.02)	—
Amortization of intangible assets	—	0.1	1.0	0.9	—	—
Prior period ongoing tax impacts	—	—	—	(0.8)	—	0.2
Adjusted	$1,140.9	75.5%	$358.2	$323.8	$0.51	11.2%

	Nine Months Ended September 30, 2021
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$3,902.8	75.9%	$1,315.9	$1,167.8	$1.85	11.9%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses, net	—	—	13.5	10.5	0.02	0.1
Change in fair value of contingent consideration liabilities	—	—	(106.0)	(97.0)	(0.15)	0.3
Amortization of intangible assets	—	0.2	6.1	5.5	0.01	—
Prior period ongoing tax impacts	—	—	—	(3.2)	(0.01)	0.3
Adjusted	$3,902.8	76.1%	$1,229.5	$1,083.6	$1.72	12.6%

	Nine Months Ended September 30, 2020
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$3,194.6	75.4%	$546.2	$513.9	$0.82	8.3%
Non-GAAP adjustments: (A) (B)
Litigation settlement	—	—	367.9	306.9	0.48	2.9
Intellectual property litigation expenses, net	—	—	32.9	26.1	0.04	0.6
Change in fair value of contingent consideration liabilities	—	—	8.4	8.1	0.01	—
Amortization of intangible assets	—	0.2	4.0	3.5	0.01	—
Prior period ongoing tax impacts	—	—	—	(0.8)	—	0.1
Adjusted	$3,194.6	75.6%	$959.4	$857.7	$1.36	11.9%

(A)See description of non-GAAP adjustments under "Non-GAAP Financial Information."
(B)The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable. The impact on the effective tax rate is reflected on each individual non-GAAP adjustment line item.

RECONCILIATION OF GAAP DILUTED WEIGHTED-AVERAGE SHARES TO ADJUSTED DILUTED
WEIGHTED-AVERAGE SHARES

Nine Months Ended September 30, 2020
GAAP Diluted Weighted-Average Shares Outstanding	628.8
Dilutive effect of stock plans	3.0
Adjusted Diluted Weighted-Average Shares Outstanding (A)	631.8

(A)GAAP diluted weighted-average shares outstanding excludes shares associated with the Edwards' stock plans during the three months ended June 30, 2020 as the impact is anti-dilutive since Edwards reported a net loss during that period. After reflecting the non-GAAP adjustments above, these shares become dilutive.

COMPUTATION OF FREE CASH FLOW

Nine Months Ended September 30, 2021
Net cash provided by operating activities	$1,358.5
Capital expenditures	(236.0)
Free Cash Flow	$1,122.5

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2020 Adjusted
Sales by Product Group (QTD)	3Q 2021	3Q 2020	Change	GAAP Growth Rate*	FX Impact	3Q 2020 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$857.8	$744.6	$113.2	15.2%	$4.9	$749.5	14.5%
Transcatheter Mitral and Tricuspid Therapies	22.3	12.1	10.2	83.6%	0.2	12.3	81.3%
Surgical Structural Heart	217.4	203.3	14.1	6.9%	2.1	205.4	5.9%
Critical Care	212.7	180.9	31.8	17.6%	1.0	181.9	17.0%
Total	$1,310.2	$1,140.9	$169.3	14.8%	$8.2	$1,149.1	14.1%

					2020 Adjusted
Sales by Product Group (YTD)	YTD 3Q 2021	YTD 3Q 2020	Change	GAAP Growth Rate*	FX Impact	YTD 3Q 2020 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$2,551.0	$2,081.1	$469.9	22.6%	$39.6	$2,120.7	20.3%
Transcatheter Mitral and Tricuspid Therapies	60.7	28.7	32.0	111.5%	1.5	30.2	101.1%
Surgical Structural Heart	667.8	557.6	110.2	19.8%	14.8	572.4	16.7%
Critical Care	623.3	527.2	96.1	18.2%	11.1	538.3	15.8%
Total	$3,902.8	$3,194.6	$708.2	22.2%	$67.0	$3,261.6	19.7%

					2020 Adjusted
Sales by Region (QTD)	3Q 2021	3Q 2020	Change	GAAP Growth Rate*	FX Impact	3Q 2020 Adjusted Sales	Underlying Growth Rate *
United States	$753.2	$662.0	$91.2	13.8%	$—	$662.0	13.8%
Europe	291.1	253.8	37.3	14.7%	7.4	261.2	11.5%
Japan	125.9	113.9	12.0	10.6%	(4.2)	109.7	14.7%
Rest of World	140.0	111.2	28.8	25.7%	5.0	116.2	20.6%
International	557.0	478.9	78.1	16.3%	8.2	487.1	14.4%
Total	$1,310.2	$1,140.9	$169.3	14.8%	$8.2	$1,149.1	14.1%

					2020 Adjusted
Sales by Region (YTD)	YTD 3Q 2021	YTD 3Q 2020	Change	GAAP Growth Rate*	FX Impact	YTD 3Q 2020 Adjusted Sales	Underlying Growth Rate *
United States	$2,223.6	$1,845.6	$378.0	20.5%	$—	$1,845.6	20.5%
Europe	880.9	707.8	173.1	24.5%	51.5	759.3	15.9%
Japan	390.0	330.7	59.3	17.9%	(1.6)	329.1	18.4%
Rest of World	408.3	310.5	97.8	31.5%	17.1	327.6	24.5%
International	1,679.2	1,349.0	330.2	24.5%	67.0	1,416.0	18.5%
Total	$3,902.8	$3,194.6	$708.2	22.2%	$67.0	$3,261.6	19.7%

					2019 Adjusted
Sales by Product Group (QTD)	3Q 2021	3Q 2019	Change	GAAP 2-Year CAGR*	CASMED Acquisition	FX Impact	3Q 2019 Adjusted Sales	Underlying 2-Year CAGR*
Transcatheter Aortic Valve Replacement	$857.8	$700.0	$157.8	10.7%	$—	$9.3	$709.3	10.0%
Transcatheter Mitral and Tricuspid Therapies	22.3	9.7	12.6	50.7%	—	0.6	10.3	47.3%
Surgical Structural Heart	217.4	204.1	13.3	3.2%	—	3.1	207.2	2.4%
Critical Care	212.7	180.2	32.5	8.7%	—	1.1	181.3	8.3%
Total	$1,310.2	$1,094.0	$216.2	9.4%	$—	$14.1	$1,108.1	8.7%

					2019 Adjusted
Sales by Product Group (YTD)	YTD 3Q 2021	YTD 3Q 2019	Change	GAAP 2-Year CAGR*	CASMED Acquisition	FX Impact	YTD 3Q 2019 Adjusted Sales	Underlying 2-Year CAGR*
Transcatheter Aortic Valve Replacement	$2,551.0	$1,975.4	$575.6	13.6%	$—	$31.2	$2,006.6	12.8%
Transcatheter Mitral and Tricuspid Therapies	60.7	21.0	39.7	69.9%	—	1.1	22.1	65.7%
Surgical Structural Heart	667.8	636.6	31.2	2.4%	—	13.6	650.2	1.4%
Critical Care	623.3	540.9	82.4	7.3%	7.5	7.1	555.5	5.9%
Total	$3,902.8	$3,173.9	$728.9	10.9%	$7.5	$53.0	$3,234.4	9.8%

					2019 Adjusted
Sales by Region (QTD)	3Q 2021	3Q 2019	Change	GAAP 2-Year CAGR*	CASMED Acquisition	FX Impact	3Q 2019 Adjusted Sales	Underlying 2-Year CAGR*
United States	$753.2	$647.8	$105.4	7.8%	$—	$—	$647.8	7.8%
Europe	291.1	222.6	68.5	14.3%	—	14.9	237.5	10.8%
Japan	125.9	112.9	13.0	5.6%	—	(2.6)	110.3	7.1%
Rest of World	140.0	110.7	29.3	12.5%	—	1.8	112.5	11.5%
International	557.0	446.2	110.8	11.7%	—	14.1	460.3	10.1%
Total	$1,310.2	$1,094.0	$216.2	9.4%	$—	$14.1	$1,108.1	8.7%

					2019 Adjusted
Sales by Region (YTD)	YTD 3Q 2021	YTD 3Q 2019	Change	GAAP 2-Year CAGR*	CASMED Acquisition	FX Impact	YTD 3Q 2019 Adjusted Sales	Underlying 2-Year CAGR*
United States	$2,223.6	$1,835.5	$388.1	10.1%	$6.7	$—	$1,842.2	9.9%
Europe	880.9	699.0	181.9	12.2%	0.4	45.7	745.1	8.7%
Japan	390.0	324.4	65.6	9.6%	0.2	2.8	327.4	9.1%
Rest of World	408.3	315.0	93.3	13.9%	0.2	4.5	319.7	13.0%
International	1,679.2	1,338.4	340.8	12.0%	0.8	53.0	1,392.2	9.8%
Total	$3,902.8	$3,173.9	$728.9	10.9%	$7.5	$53.0	$3,234.4	9.8%

* Numbers may not calculate due to rounding.